SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

 ............Transderm Laboratories Corporation..................
       (Name of Registrant as Specified in Its Charter)

 ............Transderm Laboratories Corporation..................
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee  (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4)  and 0-11.

     1)   Title of each class of securities to which transaction
          applies:
 ......................................................

     2)   Aggregate number of securities to which transaction
          applies:
          ......................................................

     3)   Per unit price or other underlying value of tran-
          saction computed pursuant to Exchange Act Rule 0-11
          (set forth the amount on which the filing fee is
          calculated and state how it was determined):
          .......................................................

     4)   Proposed maximum aggregate value of transaction:
          .......................................................

     5)   Total fee paid:
          .......................................................

[ ]  Fee paid previously with preliminary material:
     ............................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:
          .......................................................

     2)   Form, Schedule or Registration Statement No.:
          .......................................................

     3)   Filing Party:
          .......................................................

     4)   Date Filed:
          .......................................................

              TRANSDERM LABORATORIES CORPORATION
                        460 PARK AVENUE
                   NEW YORK, NEW YORK  10022

                        ________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  To be held December 10, 1999

To the Stockholders of Transderm Laboratories Corporation:

       Notice is hereby given that the Annual Meeting of Stock-holders of Transderm Laboratories Corporation (the "Company") will be held at the Marriott Financial Center, 85 Water Street, New York, New York, on December 10, 1999, at 11:30 A.M. (local time) for the following purposes:

     1.   To elect nine directors.

     2. To transact any such other business as may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on October 29, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     A proxy and return envelope are enclosed for your conve-nience.

                         By Order of the Board of Directors

                         Robert D. Speiser,
                         President

November 22, 1999

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, A
RETURN ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED
STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                TRANSDERM LABORATORIES CORPORATION
                         460 PARK AVENUE
                    NEW YORK, NEW YORK  10022
                        _________________

                         PROXY STATEMENT
                        _________________


     This Proxy Statement is furnished to the stockholders of Transderm Laboratories Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Company (the "Meeting") to be held on December 10, 1999 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the enclosed proxy will commence on November 24, 1999.

     Only stockholders of record at the close of business on October 29, 1999, the record date for the Meeting, will be entitled to notice of and to vote at the Meeting. On the record date, the Company had outstanding for purposes of voting at the Meeting 40,000,000 shares of common stock, par value $.001 per share (the "Common Stock").

     Directors of the Company are elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Meeting. Action on any other matter is approved by a majority vote of the outstanding shares of Common Stock present and entitled to vote at the Meeting. Health-Chem Corporation ("Health-Chem"), the owner of 90% of the Company's Common Stock (indirectly through its wholly-owned subsidiary, Herculite Products, Inc. ("Herculite")), has indicated its intention to vote for the nine nominees for the Board of Directors named herein, thereby assuring the election of these nominees. See "Security Ownership of Certain Beneficial Owners and Management."

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted or by submitting a duly executed proxy bearing a later date. Attendance at the Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy.

     The Board of Directors does not know of any matter that is expected to be presented for consideration at the Meeting other than as is described in this Proxy Statement. However, if other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.


     All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifi-cally withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specifi-cation. If no instructions are given, the proxy will be voted for the nominees for election as directors of the Company listed below. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be treated as votes cast for purposes of any of the matters to be voted on at the meeting.

     The address of the Company's principal executive office is 460 Park Avenue, New York, New York 10022.

                         PROPOSAL NO. 1
                      ELECTION OF DIRECTORS

The By-laws of the Company provide that the Board of Directors may, from time to time, fix the number of directors constituting the Board of Directors to be not less than two and not more than ten. The Board of Directors currently consists of nine members. At the Meeting, nine directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Set forth below are the names of the nominees for director, their ages, principal occu-pations and professional experience for at least the previous five years. All of the nominees are currently directors of the Company. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the persons named in the table below unless a contrary direction is indicated on the enclosed proxy. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the persons named in the enclosed proxy reserve the right to substitute another person of their choice in his or her place. The holders of Common Stock are entitled to one vote per share. The election of each director will require the affirmative vote of a plurality of the votes cast at the Meeting.

Name                     Age(1)         Principal Occupation

Thomas J. Atkins, Ph.D.    52           Vice President of the
                                        Company and Vice
                                        President - Research and
                                        Development of Hercon
                                        Laboratories Corporation

Joyce F. Brown, Ph.D.      53           President of The Fashion
                                        Institute of Technology

Michael J. Campbell        44           Managing Director of
                                        Atmosphere Interactive,
                                        Inc.

David N. Dinkins           72           Professor in the Practice
                                        of Public Affairs at the
                                        Columbia University
                                        School of International
                                        and Public Affairs

Ester R. Fuchs, Ph.D.      48           Director of the
                                        Center for Urban Research
                                        and Policy of Columbia
                                        University's School of
                                        International & Public
                                        Affairs


Name                     Age(1)         Principal Occupation

Donald E. Kauffman, Jr.    45           Vice President of the
                                        Company and Vice
                                        President - Manufacturing
                                        of Hercon Laboratories
                                        Corporation

Murray Lieber              61           Vice President of the
                                        Company and Vice
                                        President - Marketing of
                                        Hercon Laboratories
                                        Corporation

Marvin M. Speiser(2)       74           President of Health-Chem
                                        Corporation

Robert D. Speiser(2)       46           President and Chief
                                        Executive Officer of the
                                        Company and Hercon
                                        Laboratories Corporation
                                        and Executive Vice
                                        President of Health-Chem
                                        Corporation


(1)  Age as of September 1, 1999.
(2)  Marvin M. Speiser is the father of Robert D. Speiser.

     The following are summaries of the business experience during at least the last five years of each of the persons nominated for election as a director of the Company.

     Thomas J. Atkins, Ph.D. has been Vice President and a director of the Company and Vice President-Research and De-velopment of the Company's 98.5% owned subsidiary Hercon Laboratories Corporation ("Hercon Laboratories") since March 1996. Prior to joining Hercon Laboratories and since 1995, Dr. Atkins served as Vice President, Research and Development for Medisorb Technologies International, L.P. ("Medisorb"). From 1988 to 1994, he served as Director, Polymer Research and Drug Delivery Systems for Stolle Research & Development Corporation ("Stolle"). Both Medisorb and its parent, Stolle, are engaged in research and manufacturing of controlled release drug delivery systems. Dr. Atkins is the author of numerous publications and the named inventor on numerous United States and foreign patents.

      Joyce F. Brown, Ph.D., has served as a director of the Company since July 1995. Dr. Brown is a psychologist and has served as President of The Fashion Institute of Technology since June 1998. From January 1994 to May 1998, Dr. Brown served as a professor of Clinical Psychology at the Graduate School and University Center of The City University of New York. From January 1993 to December 1993, Dr. Brown served as Deputy Mayor for Public and Community Affairs for The City of New York. Prior thereto, Dr. Brown held a number of senior administrative posts at The City University of New York including serving as Acting President of Baruch College, Vice Chancellor for Student Affairs and Urban Programs and Vice Chancellor for Urban Affairs and Development.

      Michael J. Campbell has served as a director of the Company since July 1995. Since September 1, 1999, Mr. Campbell has served as Managing Director of Atmosphere Interactive, Inc., a subsidiary of the advertising firm Battan, Barton, Durstin & Osbourne ("BBDO"). Through August 1999, Mr. Campbell was
Senior Vice President and Senior Creative Director of BBDO where he had been employed since 1986.

      David N. Dinkins has served as a director of the Company since April 1996. Mr. Dinkins has served as a Professor in the Practice of Public Affairs at the School of International and Public Affairs at Columbia University since 1994. The 106th Mayor of the City of New York, from 1990 to 1993, Mr. Dinkins served as President of the Borough of Manhattan from 1986 to 1989. He served as New York City Clerk from 1975 to 1985 and as President of the New York City Board of Elections from 1972-1973. Mr. Dinkins began his career in public service in 1966 in the New York State Assembly. Mr. Dinkins maintained a private law prac-tice from 1956 to 1975.

     Ester R. Fuchs, Ph.D., has served as a director of the Company since July 1995. Dr. Fuchs is the Director of the Center for Urban Research and Policy of Columbia University's School of International & Public Affairs. Dr. Fuchs has served as Assoc-iate Professor in the Department of Political Science at Barnard College, Columbia University and a member of the graduate faculty of Columbia University's Department of Political Science and School of International and Public Affairs since 1992. For ten years prior thereto, Dr. Fuchs served as an Assistant Professor at Barnard.

     Donald E. Kauffman, Jr. has been Vice President and a director of the Company since July 1995 and Vice President-Manufacturing of Hercon Laboratories since July 1987. Mr. Kauffman joined Hercon Laboratories in June 1976 and has served in various positions prior to becoming Vice President.

      Murray Lieber has been Vice President and a director of the Company since July 1995 and Vice President-Marketing of Hercon Laboratories since June 1992. From September 1989 to June 1992, he was Vice President, Account Supervisor at Klemtner Adver-tising, a pharmaceutical advertising agency. Mr. Lieber was Vice President of Diversified Health Affiliates, Inc., a pharma-ceutical and health care consulting firm, from January 1988 to September 1989. Prior thereto, Mr. Lieber held positions in marketing and business development at companies including Berlex Laboratories (a division of Schering AG), Roche Laboratories, and Warner Chilcott Laboratories (a division of Warner Lambert Company).

      Marvin M. Speiser has served as President and Chairman of the Board of Directors of Health-Chem since January 1969. He has been a director of the Company since its inception.

      Robert D. Speiser has served as President and a director of the Company since its inception on April 7, 1989. He has also been the Executive Vice President and a director of Health-Chem since April 1, 1994 and February 1983, respectively, and Pres-ident of Hercon Laboratories since May 1990. From October 1986 to March 1994, he served as Senior Vice President of Health-Chem. Mr. Speiser also served as President of Union Broach Corporation, a former Health-Chem subsidiary, from January 1983 through November 1993. Prior to 1986, he served as Vice Pres-ident of Health-Chem. Mr. Speiser is an attorney.

Directors' Fees, Committees and Meetings

      The Company does not compensate its employee directors for services rendered as directors. During 1998, non-employee directors received $1,250 per month and an additional fee of $500 for each meeting of the Board of Directors attended and $500 for each committee meeting attended that was independently scheduled. Non-employee directors were also reimbursed for expenses incurred in attending such meetings. In April 1999, the Company suspended payment of all directors' fees until the Company is in a position to resume their payment.

      During 1998, the Board of Directors held four meetings. During such period no director participated in fewer than 75% of the aggregate of the number of meetings of the Board of Directors and committees thereof of which such director was a member. The Board of Directors has an Audit Committee and a Compensation Committee. The Committees receive their authority and assign-ments from the Board of Directors and report to the Board. The Audit and Compensation Committees are currently composed of Joyce
F. Brown, Michael J. Campbell and Ester R. Fuchs, who are non-employee directors.

     The Audit Committee, among other things, is empowered to recommend to the Board of Directors the engagement of the inde-pendent auditors and to review the scope and procedures of the activities of the independent auditors and their reports on their audits. The Audit Committee meets periodically with the inde-pendent auditors and management to review their work and confirm that they are properly discharging their responsibilities. The Audit Committee met twice during 1998.

     The Compensation Committee is empowered to make recommen-dations to the Board of Directors relating to the overall compen-sation arrangements for senior management of the Company and to make recommendations to the Board of Directors pertaining to any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee is also responsible for the administration of the Company's 1996 Perfor-mance Equity Plan. The Compensation Committee met once during 1998.

     The Company does not have a standing nomination committee.


                       EXECUTIVE OFFICERS

The following are the executive officers of the Company:

Officers                  Position                Age(1)

Robert D. Speiser         President                 46

Thomas J. Atkins, Ph.D.   Vice President            52

David J. Heath, Jr.       Vice President-Finance    41

Donald E. Kauffman, Jr.   Vice President            45

Murray Lieber             Vice President            61

Bruce M. Schloss          Secretary                 43

(1)  As of September 1, 1999


     Each of the officers serves at the discretion of the Board of Directors of the Company or its subsidiary, as the case may be, from the date of his election until the next annual meeting of the Board of Directors of the Company or its subsidiary or until his successor is elected and qualified, subject to earlier termination by removal or resignation. The following is a sum-mary of the business experience of the executive officers of the Company who are not also directors or nominees for election as director:

     David J. Heath, Jr. has been Vice President-Finance of the Company and Health-Chem since August 1999. From January 1998 through August 1999, Mr. Heath served as Controller of Health-Chem. Mr. Heath served as Assistant Controller of Health-Chem from March 1989 through December 1997.

     Bruce M. Schloss is an attorney. He has been Secretary of the Company since September 1999. Mr. Schloss has been General Counsel, Secretary, Vice President and a director of Health-Chem since September 1991, October 1991, May 1992 and May 1994, res-pectively. Prior to joining Health-Chem, Mr. Schloss was a member of the firm of McLaughlin & Stern, Ballen and Ballen.

                              SECURITY OWNERSHIP OF CERTAIN
                             BENEFICIAL OWNERS AND MANAGEMENT

(a) As of August 31, 1999, other than as set forth in the following table, the Company knows of no other person or "group" (as that term is defined in Section 13(d)(3)
 of the
Securities Exchange Act of 1934) who beneficially owns more than 5% of any class of the
Company's voting  securities.  The following table contains, as to each class of the
Company's voting securities, the name and address of each such 5% beneficial owner, the amount of securities of such class beneficially owned, and the percent of such class beneficially owned.

                                           Number of Shares
                                          Beneficially Owned
                 Name and Address of       as of August 31,
Title of Class    Beneficial Owner            1999 (1)   Percent of Class

Common Stock      Health-Chem                 36,000,000            90.00%
                  Corporation (2)

Common Stock      Robert D. Speiser               12,155(3)           *
                  (2)

Common Stock      Marvin M. Speiser            2,520,362(4)          6.30%
                  (2)(6)

Common Stock      Laura G. Speiser             2,520,362(5)          6.30%
                  (2)(6)


________________________
*    Indicates ownership of less than one percent (1%) of class.

(1) The information concerning security holders is based upon information furnished to the Company by such security holder. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and dispositive power with respect thereto.

(2)  Address is c/o Health-Chem Corporation, 460 Park Avenue, New
     York, NY  10022.

(3) Includes 8,826 shares held by Smith Barney as custodian for the IRA of Robert D. Speiser.

(4) Includes the following shares of Common Stock: (i) 188,475 shares owned by Lauralei Investors, Inc. ("Lauralei"), of which Marvin M. Speiser and Laura G. Speiser are the sole stockholders; and (ii) 2,331,887 shares of Common Stock owned by Laura G. Speiser. Marvin M. Speiser disclaims beneficial ownership of the shares of Common Stock refer-enced in (ii) above.

(5)  Includes 188,475 shares owned by Lauralei.

(6) May be deemed to beneficially own, as of August 31, 1999, an aggregate of 2,396,020 shares or 30.86% of the common stock of Health-Chem.

(b) As of August 31, 1999, each director of the Company, each of the Company's current executive officers named in the Summary Compensation Table below and all directors and officers of the Company, as a group, beneficially owned the following amounts (and percentages) of each class of the voting securities of the Company.

                                         Number of Shares
                                                Beneficially
                                             Owned as of              Percent
Title of Class Name of Beneficial Owner  August 31, 1999 (1)         of Class



Common Stock    Thomas J. Atkins            100,000 (2)                    *

Common Stock    Joyce F. Brown                    0                        0

Common Stock    Michael J. Campbell               0                        0

Common Stock      David N. Dinkins                0                        0

Common Stock      Ester R. Fuchs              1,626                        *

Common Stock      Donald  E.  Kauffman, Jr.  60,000 (2)                    *

Common Stock      Murray Lieber             403,534 (2)                    *

Common Stock      Marvin M. Speiser       2,520,362                     6.30%

Common Stock      Robert D. Speiser          12,155                        *

Common Stock      All directors and
                  officers as a group     3,097,677 (3)                 7.64%
                  (11 Persons)
-------------------
*   Indicates ownership of less than one percent  (1%)  of class.

(1) The information concerning security holders is based upon information furnished to the Company by such security holder. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and dispositive power with respect thereto.

(2) Includes the following shares of Common Stock subject to stock options which are currently exercisable or exercisable within 60 days: Dr. Atkins - 100,000; Mr. Kauffman -
     60,000; and Mr. Lieber - 400,000.

(3) Includes 560,000 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days.


Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons.

     Based solely on the Company's review of such reports furnished to the Company, and written representations from certain reporting persons, the Company believes that all such filing requirements were complied with during or in respect of the year ended December 31, 1998.

                     EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation of each of the Chief Executive Officer and the other most highly-compensated executive officers of the Company whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

                                   SUMMARY COMPENSATION TABLE


                                                                     Long-Term
                                                                       Compen-
                                                                       sation
                                                                       Awards
                                                                      Securit-
                                                        Other      ies All Other
                              Annual            Annual         Under   Compensa-
                           Compensation         Compensa-       ying       tion
Name and Principal  Year      Salary      Bonus tion(1)       Options    (1)(2)
Position            ($)        ($)         ($)    ($)           (#)        ($)

Robert D. Speiser   1998      132,881     4,541    794             0        314
(3)                 1997      124,020       -      518             0        166
President           1996      138,400       -      990             0        212


Thomas J. Atkins    1998      137,615     1,135  6,243             0        850
Vice President      1997      130,000    25,000  6,536             0        836
                    1996      104,500    20,000 48,144       250,000        557

Murray Lieber       1998      155,462       908  2,267             0      2,106
Vice President      1997      145,000       -      448             0      1,350
                    1996      140,000       -      600     1,000,000      1,350

Donald E. Kauffman, 1998      101,942       -    6,077             0        205
Jr.                 1997       95,000       -    5,827             0        190
Vice President      1996       91,250       -    5,823       150,000        179
(1) Does not include information with respect to personal benefits, if any, provided to the named individuals which do not exceed disclosure thresholds established under Securities and Exchange Commission rules.

(2) Represents the term cost value of all excess group life insurance policies on behalf of the named individuals.

(3) Amounts included under Annual Compensation, Other Annual Compensation and All Other Compensation represent the portion of the compensation paid by Health-Chem pursuant to its employment arrangements with Mr. Speiser and which have been allocated to the Company. See "Employment Agreement; Options to Purchase Common Stock" and "Certain Transactions with Parent Corporation."

                               OPTION GRANTS IN LAST FISCAL YEAR

 During 1998, no options to purchase Common Stock of the Company were granted to any named executives.


       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR END OPTION VALUE


                                            Number of
                                            Securities            Value of
             Shares                         Underlying           Unexercised
             Acquired                       Unexercised          In--the-Money
                on                           Options at            Options at
               Value          Value            12/31/98            12/31/98 (2)
             Exercises      Realized         Exercisable/       Exercisable/Unex
                (1)           (1)           Unexercisable          -ercisable
Name            (#)           ($)                (#)                  ($)


Robert D. Speiser-              _                  0/5,000,000         0/0


Thomas J. Atkins -              _            100,000/150,000           0/0


Murray Lieber    -              _            400,000/600,000           0/0


Donald E. Kauffman, -           -            60,000/90,000             0/0
Jr.
(1) No named executive officer exercised any stock options during the fiscal year ended December 31, 1998.

(2) Based upon the last sales price of the Company's Common Stock reported as traded in 1998 on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") Bulletin Board minus the option exercise price.


     EMPLOYMENT AGREEMENT; OPTIONS TO PURCHASE COMMON STOCK

       In April 1995, Health-Chem entered into a five-year Employment Agreement with Robert D. Speiser which provided for an initial base annual salary which included $104,000 in respect of services as an officer of the Company's Hercon Laboratories subsidiary, plus an annual bonus determined by the Health-Chem Board at least equal to ten percent of the amount by which pretax net income of Hercon Laboratories for a calendar year exceeds the average of Hercon Laboratories' pretax net income, as defined, for the prior two calendar years, and for similar benefits, vacation and perquisites as that made available to comparable executives of Health-Chem. The Employment Agreement also provides for minimum yearly salary increases of 4% on each September 1 during the employment period. Mr. Speiser received a 5% salary increase on September 1, 1996. Mr. Speiser and Health-Chem agreed to defer consideration of the September 1, 1997 salary increase until consideration of the salary increase to which Mr. Speiser was entitled in 1998 pursuant to the Employment Agreement. Mr. Speiser received an 11% salary increase on September 1, 1998. The Employment Agreement further provides that upon retirement on or after January 1, 2010 (the "retirement date"), Robert D. Speiser will be entitled to receive an annual supplemental pension benefit equal to 60% of his final base salary, which for this purpose will be the highest nominal annual salary paid to him during his employment. The supplemental pension will be payable for a period of ten (10) years beginning on the retirement date, or if later, the January 1 following termination of employment. In the event of termination of employment prior to the retirement date, the amount of the supplemental pension payable on that date will be prorated based on the period of employment from December 31, 1994 to the date of termination. No proration will be applied, however, if Mr. Speiser's employment is involuntarily terminated (as described below). An actuarially reduced supplemental pension benefit may be paid if the benefit is commenced upon termination of employment prior to the retirement date.

     Pursuant to the Employment Agreement, Health-Chem caused the Company to grant to Robert D. Speiser, in November 1995, an option to purchase 5,000,000 shares of Common Stock of the Company. After amendment to the option in November 1998, the exercise price is $.15 per share, and the option is exercisable from April 4, 2000 through November 13, 2005, unless there is a transaction in which Transderm is acquired in which case the number of shares as to which the option is exercisable will be limited to twenty (20%) percent of the total number of shares underlying the option for each year that has passed since April 4, 1995, with part years to be pro-rated temporally.

      Robert D. Speiser is entitled to continue to receive the salary, bonus and other compensation provided for under the Employment Agreement for a period of five (5) years following an involuntary termination of his employment during the term of the Employment Agreement. Robert D. Speiser's employment will be deemed to have been involuntarily terminated if his employment is terminated by Health-Chem for reasons other than cause, as defined in the Employment Agreement. Mr. Speiser's employment will be deemed to have been involuntarily terminated in certain events as listed in the Employment Agreement, including termination for any reason within one year following a Change in Control, as defined by the Employment Agreement. The Employment Agreement also provides that Mr. Speiser will be entitled to supplemental compensation to mitigate the effect of any excise taxes to which he may be subject as a result of a Change in Control.

      In April 1995, Health-Chem also entered into a similar Employment Agreement with Marvin M. Speiser, including the same provisions regarding (i) the grant of an option to acquire shares of the Company's Common Stock on a fully-diluted basis and (ii) the payment of a portion of his bonus based on the increase in pretax net income, as defined, for Hercon Laboratories under the same terms as set forth above for Robert D. Speiser. Pursuant to this Employment Agreement, Health-Chem caused the Company to grant Marvin M. Speiser an option, in November 1995, to purchase up to 5,000,000 shares of Common Stock of the Company on substantially the same terms and conditions as set forth above for Robert D. Speiser. In November 1998, this option was amended on substantially the same terms and conditions as the November 1998 amendment to the option for Robert D. Speiser as set forth above.

                     STOCK PERFORMANCE GRAPH


      The following graph compares the change in the cumulative total stockholder return on the Company's Common Stock since November 28, 1995 (the date public trading of the Company's stock commenced) through the fiscal year ended December 31, 1998, with the cumulative total return of the Russell 2000 Stock Index and the NASDAQ Pharmaceutical Index. The graph assumes a $100 investment on November 28, 1995 and the reinvestment of any and all dividends.

              COMPARISON OF CUMULATIVE TOTAL RETURN
               TRANSDERM LABORATORIES CORPORATION,
  RUSSELL 2000 STOCK INDEX and the NASDAQ PHARMACEUTICAL INDEX





















----  TRANSDERM LABORATORIES CORPORATION
____  NASDAQ PHARMACEUTICAL INDEX
____  RUSSELL 2000 STOCK INDEX



                  11/28/95 12/31/95  12/31/96  12/31/97  12/31/98

Transderm          $100.00  $300.00  $100.00   $125.00   $ 25.00
Laboratories
Corporation
Russell 2000       $100.00  $107.00  $125.00   $152.00   $151.00
Stock Index
NASDAQ             $100.00  $121.00  $122.00   $125.00   $160.00
Pharmaceutical
Index

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


      The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent outside directors of the Company. During 1998, the Committee met on one occasion to carry out its responsibilities including the administration of compensation matters for senior executives of the Company, consistent with the relevant policies of the Company's parent, Health-Chem Corporation ("Health-Chem").

      In administering compensation matters, the Committee has focused on the compensation of Company executives: on a competitive basis with other comparably sized and managed companies; in a manner consistent and supportive of overall Company objectives; and, through a compensation plan which is intended to balance the longer and shorter-term strategic initiatives of the Company. Consistent with compensation program objectives identified in last year's Compensation Committee Report, the Committee intends that the executive compensation program will:

          1. reward executives for strategic management and enhancement of stockholder value;

          2. reflect each executive's success at resolving key operational issues;

          3. facilitate both the short and long-term planning process; and

          4. attract and retain key executives believed to be critical to the long-term success of the Company.

      The Company's compensation program for executive officers generally consists of a fixed base salary, performance-related bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company and Health-Chem.

      In reviewing the Company and executives' performance of the past fiscal year, the Committee took into consideration the financial performance of the Company's Hercon Laboratories
Corporation subsidiary as the overriding factor in making its compensation recommendations.

      Compensation of the Company's Chief Executive Officer, Robert D. Speiser, is governed largely by the terms of an employment agreement entered into with the Company's parent, Health-Chem, in 1995. For a more complete description of this employment agreement see "Executive Compensation-Employment Agreement; Options to Purchase Common Stock" elsewhere in this Proxy Statement.

Base Salary

      An executive's base salary is intended to provide a competitive remuneration for services provided to the Company over a one-year period or such longer period as may be covered under employment agreements. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company.

Short-Term Incentives

      Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program ties executive compensation directly to operating profitability. Depending on management level and seniority, certain executives are able to earn a percentage of the improvement in operating profitability over the average for the preceding two calendar years. Based on this formula, certain of the named executives earned bonus payments aggregating $6,584 for the fiscal year 1998 based on the increase in average earnings of Hercon Laboratories.

Long-Term Incentives

      Although the Committee recognizes the value of stock option grants in motivating long-term strategic decision making, no options to acquire Common Stock of the Company were granted in 1998 nor were any awards made under the Company's 1996 Performance Equity Plan to any named executive officers of the Company.

Chief Executive Officer

     Pursuant to his employment agreement, Mr. Robert D. Speiser, Chief Executive Officer, was entitled to receive an increase in his base salary of at least 4% over the prior year's level,
effective September 1, 1997.   Mr. Speiser and Health-Chem had
agreed to defer consideration of this salary increase until consideration of the salary increase to which Mr. Speiser was entitled in 1998 pursuant to the employment agreement. Mr. Speiser received an 11% salary increase on September 1, 1998 consistent with the employment agreement and relevant factors considered by Health-Chem's compensation committee. Pursuant to his employment agreement, the amount of any bonus for Mr. Speiser is based on the improvement in earnings over the average earnings for the preceding two calendar years within the Company's Hercon Laboratories subsidiary. On this basis, Mr. Speiser earned a bonus for fiscal year 1998 in the amount of $4,541 due to the improvement in earnings of Hercon Laboratories. The Committee did not consider any grant of option to Mr. Speiser in 1998.

      The Committee believes that Mr. Speiser's compensation reflects his contribution to the Company and the achievement of specific long-term and short-term objectives of the Company.


                              Compensation Committee,

                              JOYCE F. BROWN
                              MICHAEL J. CAMPBELL
                              ESTER R. FUCHS



          CERTAIN TRANSACTIONS WITH PARENT CORPORATION

      In 1998, the Company paid Health-Chem $630,000 in interest under a $7,000,000 principal amount 9% Subordinated Promissory Note due March 31, 2002. This note was originally issued to Health-Chem at the closing of the transactions under the 1995 Plan of Reorganization and Asset Exchange Agreement (the "1995 Plan of Reorganization").

      In 1998, the Company paid Health-Chem $162,000 as dividends in respect of shares of the Company's 7% Redeemable Preferred Stock $10.00 par value (the "Preferred Stock"). One million shares of Preferred Stock were originally issued to Health-Chem at the closing under the 1995 Plan of Reorganization. The Company is required to redeem 100,000 shares of Preferred Stock at par on March 31 of each year from 1999 through 2004 and 150,000 shares of Preferred Stock at par on March 31, 2005. The Company is required to make semi-annual preferred dividend payments out of funds legally available therefore each March and September at the annual rate of $.70 per share on the then outstanding shares. As of June 30, 1998, $162,000 was available for the payment of preferred dividends. The $162,000 dividend payment was in respect of dividends in arrears that were due on September 30, 1997. Legally available funds were not available to make the entire September 1997 preferred dividend payment of $297,500. Legally available funds were also not available to make the March 1998, September 1998 or March 1999 preferred dividend payments of $297,500 each, nor were they available to make the required $1,000,000 redemption payments in March 1998 and in March 1999. At December 31, 1998, the Company had accrued $879,250 in dividends due to Health-Chem on the Preferred Stock. The terms of the Preferred Stock provide that if either (i) dividends payable on the Preferred Stock shall be in default in an amount equal to two full semi-annual dividend payments or (ii) a mandatory redemption payment is not made, the holder of all of the outstanding shares of Preferred Stock shall be entitled to elect the smallest number of Directors necessary to constitute a majority of the Company's Board of Directors until such time as the default is cured. Health-Chem has waived this right since, as a practical matter, it already possessed such power.

       In 1998, the Company reimbursed Health-Chem $667,000 pursuant to a Corporate Services Agreement entered into in connection with the 1995 Plan of Reorganization. Under this agreement, Health-Chem provides or otherwise makes available to the Company certain general corporate services provided by Health-Chem's corporate staff, including but not limited to, accounting, tax, corporate communications, legal, data processing, purchasing, human resources, financial and other administrative staff functions, and arranges for administration of insurance and employee benefit programs. The Company reimburses Health-Chem for the actual out-of-pocket cost to Health-Chem or, for those services not directly attributable to the Company, reimburses Health-Chem based upon a method (allocation based upon the Company's net sales as a percentage of Health-Chem's consolidated net sales) which is considered by the Company to be reasonable. The agreement expired on December 31, 1998 and automatically renewed for a one-year term. The agreement will continue to automatically renew for successive one-year terms unless notice of non-renewal is given by either party. The Company and Health-Chem are currently reconsidering the method of allocation in light of the sale of assets of Health-Chem's Herculite Products, Inc. and Hercon Environmental Corporation subsidiaries in August 1999.

      Pursuant to a Tax Sharing Agreement also entered into in connection with the 1995 Plan of Reorganization, the Company is required to pay Health-Chem as it uses Health-Chem's net operating loss and tax credit carryforwards to offset future taxable income. In 1998, the amount of such payment was $149,000 and at December 31, 1998, the maximum amount of such future payments was $76,000.


                 INDEPENDENT PUBLIC ACCOUNTANTS

      Richard A. Eisner & Company, LLP, independent public accountants, currently audit the Company's books and records.

      Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.



                  ANNUAL REPORT TO STOCKHOLDERS

      A copy of the Company's 1998 Annual Report has been mailed to stockholders of record at the close of business on October 29, 1999 together with this Notice of Meeting and Proxy Statement. The Company files an annual report on Form 10-K with the Securities and Exchange Commission which includes additional information concerning the Company and its operations. This report, except for exhibits, will be furnished to stockholders, without charge, upon written request to the Secretary of the Company.

                      COST OF SOLICITATION

      The Company will bear the cost of the Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their reasonable expenses incurred in connection therewith.


                      STOCKHOLDER PROPOSALS

      Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 2000 must submit the same in writing so as to be received at the principal executive office of the Company on or before December 31, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                              By Order of the Board of Directors,




                              Robert D. Speiser
                              President

New York, New York














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